Exhibit 10.109

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

2003 EQUITY INCENTIVE PLAN

RESTRICTED SHARE AWARD AGREEMENT

[2008 Template for Awards to EVPs and Members of Office of the Chair]

This RESTRICTED SHARE AWARD AGREEMENT (the “Award Agreement”), dated as of the 20th day of February, 2008 (the “Award Date”), is between Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (the “Trust”), and                      (the “Grantee”), a “Key Employee,” as defined in the Pennsylvania Real Estate Investment Trust 2003 Equity Incentive Plan (the “Plan”).

WHEREAS, the Trust desires to award the Grantee shares of beneficial interest in the Trust (“Shares”) subject to certain restrictions as hereinafter provided, in accordance with the provisions of the Plan, a copy of which is attached hereto (if not previously provided to the Grantee);

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Award of Restricted Shares. The Trust hereby awards to the Grantee as of the Award Date              Shares subject to the restrictions set forth in Paragraph 2 (“Restricted Shares”). This grant is in all respects limited and conditioned as hereinafter provided, and is subject in all respects to the terms and conditions of the Plan now in effect and as it may be amended from time to time (but only to the extent that such amendments apply to outstanding grants of Restricted Shares). Such terms and conditions are incorporated herein by reference, made a part hereof, and shall control in the event of any conflict with any other terms of this Award Agreement.

2. Vesting. The grantee shall vest in (i.e., have the right to sell, assign, transfer, pledge or otherwise encumber or dispose of) the Restricted Shares granted under the Award Agreement as indicated in the schedule below. The “Committee” (as defined in the Plan) may at any time accelerate the time at which the restrictions on all or any part of the Restricted Shares will lapse.

Date Restricted Shares Become Vested	Number of Restricted Shares
February 17, 2009	Restricted Shares [25% of the total number of Shares granted under this Award Agreement]

February 16, 2010	an additional Restricted Shares [25% of the total number of Shares granted under this Award Agreement]

February 15, 2011	an additional Restricted Shares [25% of the total number of Shares granted under this Award Agreement]

February 15, 2012	an additional Restricted Shares [25% of the total number of Shares granted under this Award Agreement]

Notwithstanding the foregoing, all unvested Restricted Shares awarded to the Grantee shall become fully vested at any earlier time set forth in the Grantee’s Employment Agreement with the Trust.

3. Restriction Provisions; Share Certificates. The Trust’s transfer agent shall register the Grantee’s Restricted Shares in a book entry in the Grantee’s name, and shall include provisions in its records noting the restrictions on transfer on such Restricted Shares that are set forth in this Award Agreement. The Restricted Shares shall remain subject to such restrictions until the Grantee becomes vested in the Restricted Shares. The Grantee, by executing this Agreement, irrevocably grants to the Trust a power of attorney to direct the Trust’s transfer agent to transfer to the Trust any Restricted Shares that are forfeited pursuant to Paragraph 5 and any Shares used to satisfy the withholding requirements set forth in Paragraph 8. The Grantee also agrees to execute any documents requested by the Trust in connection with such transfer to the Trust. As soon as practicable after the Restricted Shares become vested under Paragraph 2, such restriction provisions shall be removed, and the Shares (net of any Shares used to satisfy the withholding requirements of Paragraph 8) shall be delivered to the Grantee in the form of certificates or in any other form permitted by the Trust.

4. Voting and Dividend Rights. The Grantee shall have voting rights on non-vested Restricted Shares and receive as compensation (subject to the withholding of applicable taxes, except to the extent the Grantee has made the election described in Paragraph 6) an amount equal to the dividends that otherwise would have been payable to the Grantee had the Grantee been vested in such Restricted Shares on the date of their original issuance.

5. Termination of Service. If the Grantee’s service with the Trust and all of its “Subsidiary Entities” (as defined in the Plan) is terminated for any reason (including death or “Disability” (as defined in the Plan)), all unvested Restricted Shares held by the Grantee at the time of termination of service shall either (i) be transferred to the Trust pursuant to the power of attorney described in Paragraph 3 without any further action by the Grantee, or (ii) become fully vested, whichever is provided in the Grantee’s Employment Agreement with the Trust.

6. Notice of Tax Election. If the Grantee makes an election under section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), for the immediate recognition of income attributable to the award of Restricted Shares, the Grantee shall inform the Trust in writing of such election within 10 days of the filing of such election. The amount includible in the Grantee’s income as a result of an election under section 83(b) of the Code shall be subject to applicable federal, state and local tax withholding requirements and to such additional withholding rules (the “Withholding Rules”) as may be applicable. Dividends paid on Restricted Shares for which the Grantee has made such an election shall not be treated as compensation subject to withholding, but rather as dividends on shares of a real estate investment trust.

7. Transferability. The Grantee may not assign or transfer, in whole or in part, Restricted Shares subject to the Award Agreement in which the Grantee is not vested.

8. Withholding of Taxes. The obligation of the Trust to deliver Shares upon the vesting of Restricted Shares shall be subject to applicable federal, state and local tax withholding requirements. If the amount includible in the Grantee’s income as a result of the vesting of Restricted Shares is subject to the withholding requirements of applicable tax law, the Grantee, subject to the provisions of the Plan and the Withholding Rules, may satisfy the withholding tax, in whole or in part, by electing to have the Trust withhold Shares (or by returning Shares to the Trust) pursuant to the Withholding Rules. Such Shares shall be valued, for this purpose, at their “Fair Market Value” (as defined in the Plan) on the date the amount attributable to the vesting of the Restricted Shares is includible in income by the Grantee under section 83 of the Code. Such election must be made in compliance with and subject to the Withholding Rules, and the Trust may not withhold Shares in excess of that number necessary to satisfy the minimum federal, state and local income tax and Social Security (“FICA”) withholding requirements. Notwithstanding the foregoing, the Trust may limit the number of Shares withheld to the extent necessary to avoid adverse accounting consequences.

9. Governing Law. This Award Agreement shall be construed in accordance with, and its interpretation shall be governed by, applicable federal law and otherwise by the laws of the Commonwealth of Pennsylvania (without reference to the principles of the conflict of laws).

IN WITNESS WHEREOF, the Trust has caused this Award Agreement to be duly executed by its duly authorized officer and the Grantee has hereunto set his or her hand and seal, all as of the day and year first above written.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

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